EXHIBIT 99.1
CONTACT: PAUL V. MAIER
SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
858-550-7573
Ligand Announces Sale of Real Estate
     SAN DIEGO, CA October 26, 2006—Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) (the “Company” or “Ligand”) announced today that it has signed a definitive agreement to sell its corporate headquarters building/land and two adjacent undeveloped parcels of land in Torrey Pines Science Center to Slough Estates USA Inc. (“Slough”) for an aggregate consideration of $47.6 million and to lease the building back from Slough.
“We are pleased that our strategic process has produced another transaction that we believe will enhance shareholder value. The sale of our real estate assets will provide additional working capital as we transition to a refocused Ligand built upon our targeted internal research and development effort and broad partnered product pipelines,” said Henry F. Blissenbach, Ligand Chairman and Interim CEO. “The shareholder maximization process remains ongoing as we continue to identify sources of value for Ligand’s shareholders.”
The asset purchase agreement and related contracts have been approved by the Ligand board of directors. The transaction is subject to payment of an existing mortgage and other customary closing conditions.
Under the terms of the asset purchase agreement, Ligand will receive cash of approximately $35 million, net of fees, expenses, and existing indebtedness. In addition, Ligand has entered into a long term lease arrangement with Slough to lease back the building.

About Ligand
Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.
Caution regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand’s judgment and involve risks and uncertainties as of the date of this release. The statements include those related to the pending sales of real estate assets, maximization of shareholder value and transition to a refocused company. Actual events or results may differ from Ligand’s expectations, judgments and beliefs. For example, there can be no assurance that the pending sales of real estate will close as contemplated, that further transactions will be executed, that the transition to a refocused company will be successfully or timely completed or that shareholder value will be increased.
Additional information concerning these or other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the SEC, available via Ligand’s web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.